MAXIM TEP

TEP

Technology Enhanced Production

DATE

**STOCK OPTION AGREEMENT
FOR THE GRANT OF OPTIONS TO
OUTSIDE DIRECTORS AND ADVISORY DIRECTORS
UNDER THE MAXIM TEP, INC.
2005 INCENTIVE COMPENSATION PLAN**

Name
Address
City, State, Zip

Re: Option to purchase XXXXX shares of Common Stock of Maxim TEP, Inc. at $0.75 per share granted on January 1, 2006.

Dear XXXXXX:

In consideration of your service on the Board of Directors of Maxim TEP, Inc. (the "Company"), you have been granted an option (the "Option") for the purchase of XXXXXX shares of common stock of the Company, $.00001 par value per share (the "Common Stock"), under the Maxim TEP, Inc. 2005 Incentive Compensation Plan (the "Plan"), subject to all of the terms and conditions set forth in the Plan, a copy of which is attached hereto.

The Option exercise price is $0.75 per share (the Fair Market Value of a share of Common Stock on the date of grant) payable in full at the time of exercise, either in the form of cash or check. Under the terms of the Plan, your Option shall become fully exercisable on December 31, 2006. Your Option shall expire on January 1, 2016 unless it terminates earlier because you cease to serve on the Board as provided in the Plan. When you wish to exercise an Option, in whole or in part, please refer to the provisions of the Plan dealing with the procedures for the exercise.

The Options granted hereby are non-qualified stock options and shall not be treated as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended.

All terms used in this agreement and not otherwise defined herein shall have the meanings set forth in the Plan. All Options granted hereby are subject to the terms of the Plan.

In the event any provision of this agreement conflicts with the provisions of the Plan, the Plan shall control.

Please indicate your acceptance of this Option and your agreement to comply with the provisions of the Plan by signing and returning the enclosed copy of this agreement to the Company.

Sincerely,

MAXIM TEP, INC.

By:__________________________________

President and Chief Executive Officer

ACCEPTED as of the date of this letter.

____

Optionee